EXHIBIT 10.25

         Summary of Principal Terms of Employment of Virginia M. Robbins


On January 23, 2006, the Company's Board of Directors appointed Virginia M. Robbins as Executive Vice President, Chief Operating Officer of the Company and of its wholly-owned subsidiary, The Vintage Bank, effective as of February 10, 2006.


Ms. Robbin's initial annual base salary will be $200,000. In addition, she has an auto allowance of $500.00 per month. She will also participate in the Bank's Executive Officer incentive plan. The amount of any incentive compensation is discretionary on the part of the CEO, subject to review by the Board's Compensation Committee.


She also participates in the following benefits:

     o    Group medical and dental insurance effective March 1, 2006;

     o Group term life insurance and group disability insurance, effective March 1, 2006;

     o Participation in the Bank's profit sharing and 401(k) plans, for which she will be eligible the first of the month following 90-days of full-time employment;

     o Paid Catastrophic leave in accordance with the Company's policies as described in the Employee Handbook;

     o Five weeks Paid Time Off per year, accrued on a pro-rata basis beginning the first day of the month following date of full-time hire;

     o    Flexible benefits plan (or "cafeteria plan") effective March 1, 2006.


In addition, Ms. Robbins was granted incentive stock options for 5,000 shares of North Bay Bancorp common stock, vesting immediately, and she will be eligible for future annual grants of restricted stock or stock options (or a combination of the two).